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                                                                      Exhibit 16


                               [KPMG LETTERHEAD]


Securities and Exchange Commission
Washington, DC

July 5, 2001

Ladies and Gentlemen:

We were previously auditors for Campbell Resources Inc. (the "Company") and, under date of April 3, 2001, we reported on the consolidated financial statements of Campbell Resources Inc. as at and for the years ended December 31, 2000 and 1999. Effective June 13, 2001, we resigned as auditors of the Company. We have read the Company's statements included under Item 4 of its Form 8-K/A dated July 5, 2001, and we agree with such statements.


Very truly yours,

KPMG LLP